Exhibit (c)-(2)

Taomee Holdings Limited Fairness Analysis Presented to the Special Committee of Independent Directors December 11, 2015 The information contained herein is of a confidential nature and is intended for the use of the persons or firm to whom it is furnished by us. Reproduction, publication, or dissemination of portions hereof may not be made without prior approval of Duff & Phelps, LLC and its affiliates.

Duff & Phelps Disclaimer The following pages contain materials that are being provided by Duff & Phelps, LLC (“Duff & Phelps”) to the special committee of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) of Taomee Holdings Limited (“Taomee” or the “Company”) in the context of a meeting held to consider the Proposed Transaction (as defined herein). The accompanying materials are, and any Opinion (as defined herein) will be, compiled on a confidential basis for the exclusive use and benefit of the Special Committee in connection with their evaluation of the Proposed Transaction and may not be distributed to any other party, publicly disclosed, or relied upon for any other purpose without the prior written consent of Duff & Phelps. Because this material was prepared for use in the context of an oral presentation to the Special Committee, whose members are familiar with the business and affairs of the Company, neither the Company nor Duff & Phelps, nor any of their respective legal or financial advisors or accountants, take any responsibility for the accuracy or completeness of any of the material if used by persons other than the Special Committee. These materials are not intended to represent an Opinion and shall not be treated, instructed, used or relied upon in any way as an Opinion, report, or appraisal relating to the consideration or fairness of the Proposed Transaction. These materials are intended to serve as discussion materials for the Special Committee and as a summary of the basis upon which Duff & Phelps may render an Opinion, and are incomplete without reference to, and should be viewed solely in conjunction with, the discussion between Duff & Phelps and the Special Committee. Any Opinion provided by Duff & Phelps would not: (i) address the merits of the underlying business decision of the Special Committee, the Board of Directors or the Company or any other party to the Proposed Transaction to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) constitute a recommendation to the Special Committee, the Board of Directors, the Company or any other person including security holders of the Company as to how such person should vote or as to any other specific action that should be taken in connection with the Proposed Transaction; or (iii) create any fiduciary duty on Duff & Phelps’ part to any party. The information utilized in preparing this presentation was obtained from the Company and from public sources. Any estimates and forecasts contained herein have been prepared by or are based on discussions with the senior management of the Company and involve numerous and significant subjective determinations, which may or may not prove to be correct. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future. Duff & Phelps did not independently verify such information. No selected company or selected transaction used in our analysis is directly comparable to the Company or the Proposed Transaction. Duff & Phelps’ affiliate, Duff & Phelps Securities, LLC (“DPS”), has acted as financial advisor to the Special Committee providing such financial and market related advice and assistance as requested by the Special Committee in connection with the Proposed Transaction, and will receive a fee for certain investment banking services if requested by the Special Committee.

Table of Contents Introduction and Transaction Overview Valuation Analysis Discounted Cash Flow Analysis Selected Public Companies / M&A Transactions Analysis Appendix Assumptions, Qualifications, and Limiting Conditions Premiums Paid Analysis – Supplemental

Introduction and Transaction Overview Section 01

Introduction and Transaction Overview The Engagement Duff & Phelps was retained by the Special Committee to serve as independent financial advisor to the Special Committee (solely in its capacity as such). Specifically, Duff & Phelps has been asked to provide an opinion (the “Opinion”) to the Special Committee as to the fairness, from a financial point of view, to the holders of ordinary shares, par value US$0.00002 per share, of the Company (individually, a “Share” and collectively, the “Shares”), other than Excluded Shares and Dissenting Shares (each as defined in the Merger Agreement), and the holders of American Depositary Shares of the Company, each representing twenty Shares (each, an “ADS” and collectively, “ADSs”), other than ADSs representing Excluded Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or the ADSs other than in their capacity as holders of the Shares or the ADSs). The Proposed Transaction It is Duff & Phelps’ understanding that the Company, Orient TM Parent Limited (“Parent”), and Orient TM Merger Limited, a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company with the Company continuing as the surviving corporation, and in connection with such merger (a) each issued and outstanding Share (other than Excluded Shares) will be cancelled in exchange for the right to receive US $0.1884 in cash per Share without interest (the “Per Share Merger Consideration”) and (b) each issued and outstanding ADS (other than ADSs representing Excluded Shares and Dissenting Shares) and each Share represented by such ADS will be cancelled in exchange for the right to receive US $3.767 in cash per ADS without interest (the “Per ADS Merger Consideration”, and collectively with the Per Share Merger Consideration, the “Merger Consideration”) The above is collectively referred to as the “Proposed Transaction”

Introduction and Transaction Overview Scope of Analysis In connection with our analysis, Duff & Phelps has made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Duff and Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff and Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion, but were not limited to, the items summarized below: Reviewed the following documents: The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2014 and 2013; The Company’s unaudited financial statements for the nine months ended September 30, 2015 and the nine months ended September 30, 2014; A detailed financial projection model for the years ending December 31, 2015 through 2017, prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied, with your consent, in performing its analysis (the “Management Projections”); Other internal documents relating to the past and current business operations, financial conditions and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company; A letter dated November 2, 2015 from the management of the Company which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “Management Representation Letter”); and Documents related to the Proposed Transaction, including a draft of the Merger Agreement dated December 8, 2015; Discussed the information referred to in paragraph 1 above and the business, operations and financial condition and prospects of the Company as well as the background and other elements of the Proposed Transaction with the management of the Company; Discussed with Company management its plans and intentions with respect to the management and operation of the business; Reviewed the historical trading price and trading volume of the Company’s ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant; Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and an analysis of premiums paid in selected transactions that Duff & Phelps deemed relevant; and Conducted such other analyses and inquiries and considered such other information and factors as Duff & Phelps deemed appropriate.

Introduction and Transaction Overview Shareholders Source: Company filings, Capital IQ, Company provided. Each ADS representing 20 ordinary shares of the Company. Taomee Holdings Ltd. - Ownership Current Shareholders ADS % of Fully Diluted Ownership Ownership Consortium Members Wang, Haibing (Co-Founder, Chief Executive Officer and Director) 4,327,400 11.9% Cheng, Yunpeng (Co-Founder, President, Chief Operating Officer and Director) 3,577,400 9.8% Zeng, Liqing (Chairman) 8,378,427 23.0% Consortium Members 16,283,227 44.7% Other Directors and Executive Officers Wei, Zhen (Co-Founder, Honorary Consultant and Director) 3,460,561 9.5% Gan, Jianping (Director) 30,000 0.1% Other Directors and Executive Officers 3,490,561 9.6% Institutional Shareholders Qiming Weichuang Venture Capital Management (Shanghai) Company Limited 6,019,383 16.5% China Asset Management Co., Ltd. 768,495 2.1% California Public Employees' Retirement System 115,800 0.3% OP Investment Management Limited 54,688 0.2% Morgan Stanley, Investment Banking and Brokerage Investments 23,400 0.1% UBS Asset Management 5,190 0.0% Total Institutional Shareholders 6,986,956 19.2% Public and Other Shareholders 8,621,810 23.7% Total ADS Outstanding 35,382,554 97.2% RSUs & Options In-the-Money at Offer Price 1,017,008 2.8% Fully Diluted ADSs Outstanding at Offer Price 36,399,562 100.0% Consortium Members 44.7% Other Directors and Executive Officers 9.6% Total Institutional Shareholders 19.2% Public and Other Shareholders 23.7% RSUs & Options In - the - Money at Offer Price 2.8%

Introduction and Transaction Overview Trading Analysis Source: Capital IQ Taomee Holdings Limited - Trading History December 9, 2014 to December 9, 2015 0 50 100 150 200 250 300 $2.00 $2.50 $3.00 $3.50 $4.00 $4.50 Volume ('000) ADS Price Volume Price 30-day Trailing VWAP 60-day Trailing VWAP 90-day Trailing VWAP Offer Current (12/9/15) Offer Price Premium Relative to: 12.8% 30 - Day VWAP (1) 17.2% 20.8% 13.9% 60 - Day VWAP (1) 90 - Day VWAP (1) One Day Prior 26.0% $3.34 $3.22 $3.12 $3.31 $2.99 (1) Trailing Volume Weighted Average Price (VWAP) at Offer Apr. 15, 2015 Reported FY14 earnings results. The Company reported total revenue of US$42.2 million and net income of US$1.0 million . Aug. 26, 2015 Reported Q2 '15 earnings results. The Company reported total revenue of US$8.7 million and net income of - US$1.6 million . Jun. 1, 2015 Received a non - binding proposal from certain shareholders and a subsidiary of Orient Securities Company Limited to acquire remaining shares of Taomee for US$0.1794 per share, or US$3.588 per ADS. Jan. 26, 2015 Declared a special one - time cash dividend of US$0.0325 per ordinary share, or US$0.65 per ADS. November 30, 2015 Reported Q3 '15 earnings results. The Company reported total revenue of US$10.3 million and net income of - US$0.2 million.

Introduction and Transaction Overview Proposed Transaction Note: Balance sheet data and LTM as of September 30, 2015. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses). (1) Reflects book value of non-controlling interests. (2) Includes cash and short-term investments and $2.3 million related to a returned real estate deposit less a cash reserve for deferred revenue and customer advances. Reflects a 10% withholding tax discount on amounts held at PRC onshore entities. (3) Reflects a 10% withholding tax discount on amounts held at PRC onshore entities. (4) 2015, 2016 and 2017 financial metrics based on Management Projections. Taomee Holdings Ltd. - Implied Multiples (USD in millions, except per ADS data) Offer $3.767 Fully Diluted ADSs Issued & Outstanding (millions) 36.4 Implied Aggregate Equity Value and Options Proceeds $137.1 Plus: Noncontrolling Interests (1) 0.1 Less: Proceeds from Exercise of Options (0.4) Less: Cash (2) (62.5) Less: Investments (3) (13.6) Implied Enterprise Value $60.7 Implied Offer Multiples: EV / 2017 EBITDA (4) $6.2 9.7x EV / LTM Revenue $37.7 1.61x EV / 2015 Revenue (4) $34.5 1.76x EV / 2016 Revenue (4) $35.2 1.73x EV / 2017 Revenue (4) $47.2 1.29x P/ Book Value $86.5 1.59x P/ Tangible Book Value $80.8 1.70x

Introduction and Transaction Overview

Per ADS Valuation

Valuation Range Conclusions

(USD in thousands, except per ADS values or otherwise noted)

		Low		Mid		High	
Enterprise Value							
Discounted Cash Flow Analysis		$33,500	-	$41,000	-	$52,000	
Selected Public Companies Analysis / M&A Transactions Analysis		41,000	-	46,250	-	51,500	
Enterprise Value Range		**$37,500**	-	**$43,500**	-	**$52,000**	
Plus: Proceeds from Exercise of Options		$408	-	$408	-	$408	
Plus: Cash (1)		62,533	-	62,533	-	62,533	
Plus: Investments (2)		13,553	-	13,553	-	13,553	
Less: Noncontrolling Interests (3)		(65)	-	(65)	-	(65)	
Equity Value Range		**$113,928**	-	**$119,928**	-	**$128,428**	
Fully Diluted ADSs Issued and Outstanding		36,399,562	-	36,399,562	-	36,399,562	**Offer Price**
Value Per ADS (USD)		**$3.13**	-	**$3.29**	-	**$3.53**	**$3.767**
Implied Valuation Multiples							
EV / 2017 EBITDA (4)	$6,245	6.0x	-	7.0x	-	8.3x	9.7x
EV / LTM Revenue	$37,650	1.00x	-	1.16x	-	1.38x	1.61x
EV / 2015 Revenue (4)	$34,455	1.09x	-	1.26x	-	1.51x	1.76x
EV / 2016 Revenue (4)	$35,177	1.07x	-	1.24x	-	1.48x	1.73x
EV / 2017 Revenue (4)	$47,152	0.80x	-	0.92x	-	1.10x	1.29x
P/ Book Value	$86,487	1.32x	-	1.39x	-	1.48x	1.59x
P/ Tangible Book Value	$80,821	1.41x	-	1.48x	-	1.59x	1.70x

Note: Balance sheet data and LTM as of September 30, 2015. Financial performance metrics are adjusted to exclude public company costs and non-recurring income (expenses).

(1) Includes cash and short-term investments and $2.3 million related to a returned real estate deposit less a cash reserve for deferred revenue and customer advances. Reflects a 10% withholding tax discount on amounts held at PRC onshore entities.
(2) Reflects a 10% withholding tax discount on amounts held at PRC onshore entities.
(3) Reflects book value of non-controlling interests.
(4) 2015, 2016 and 2017 financial metrics based on Management Projections.

CONFIDENTIAL 10 DUFF & PHELPS

Introduction and Transaction Overview ADS Price Range $3.13 $3.23 $3.02 $3.53 $3.51 $3.53 $2.75 $2.85 $2.95 $3.05 $3.15 $3.25 $3.35 $3.45 $3.55 $3.65 $3.75 $3.85 $3.95 Concluded Range Selected Public Companies / M&A Transactions Analysis Discounted Cash Flow Analysis Value per ADS (USD) $3.767 Offer Price

Valuation Analysis Section 02

Valuation Analysis
Financial Performance

Historical and Projected Financial Performance

(USD in thousands)

							LTM	Management Projections			'10-'14	'14-'17
	2009A	2010A	2011A	2012A	2013A	2014A	9/30/2015	2015P	2016P	2017P	CAGR	CAGR
Net Revenue	$7,066	$35,973	$45,397	$40,208	$48,354	$42,189	$37,650	$34,455	$35,177	$47,152	4.1%	3.8%
Growth	NA	409.1%	26.2%	(11.4%)	20.3%	(12.7%)	(23.1%)	(18.3%)	2.1%	34.0%		
Gross Profit	$5,169	$30,679	$39,194	$31,151	$36,016	$31,105	$26,843	$23,678	$26,335	$36,976	0.3%	5.9%
Margin %	73.2%	85.3%	86.3%	77.5%	74.5%	73.7%	71.3%	68.7%	74.9%	78.4%		
EBITDA	$1,730	$19,323	$19,240	$7,116	$7,673	$1,178	-$1,255	-$6,261	-$2,504	$6,245	(50.3%)	74.3%
Margin %	24.5%	53.7%	42.4%	17.7%	15.9%	2.8%	(3.3%)	(18.2%)	(7.1%)	13.2%		
Growth	NA	1,016.8%	(0.4%)	(63.0%)	7.8%	(84.6%)	NM	NM	NM	NM		
EBIT	$1,565	$18,452	$16,919	$5,360	$6,371	$236	-$2,188	-$7,186	-$4,118	$4,785	(66.4%)	172.7%
Margin %	22.2%	51.3%	37.3%	13.3%	13.2%	0.6%	(5.8%)	(20.9%)	(11.7%)	10.1%		
Growth	NA	1,078.9%	(8.3%)	(68.3%)	18.9%	(96.3%)	NM	NM	NM	NM		
Capital Expenditures	$839	$2,974	$826	$337	$1,432	$752	$752	$1,246	$1,216	$1,186		
% of Net Revenue	11.9%	8.3%	1.8%	0.8%	3.0%	1.8%	2.0%	3.6%	3.5%	2.5%		
Purchase of Int. Assets / Cap. R&D Exp.	$142	$0	$1,233	$1,398	$3,817	$1,707	$1,707	$1,000	$1,000	$1,000		
% of Net Revenue	2.0%	0.0%	2.7%	3.5%	7.9%	4.0%	4.5%	2.9%	2.8%	2.1%		

Note: Financial performance metrics are adjusted to exclude public company costs and non-recurring income (expenses).
Source: SEC filings and Company management.

CONFIDENTIAL 13 DUFF & PHELPS

Valuation Analysis Discounted Cash Flow Analysis – Methodology and Key Assumptions Discounted Cash Flow Methodology Duff & Phelps performed a discounted cash flow analysis of the projected unlevered free cash flows. Unlevered free cash flow is defined as cash generated by the business that is available to either reinvest or to distribute to security holders. Projected free cash flows are discounted to the present using a discount rate which reflects their relative risk. The discount rate is equivalent to the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles. Discounted Cash Flow Key Assumptions Duff & Phelps utilized and relied upon the Management Projections for the fiscal years ending December 31, 2015 through 2017 (excluding public company expenses and non-recurring income (expenses), as provided by Company management ) and extrapolated the projections for fiscal years 2018 and 2019 based on discussions with Company management, a review of the Company’s historical performance and other factors to develop the DCF analysis. Beyond the projection period, Duff & Phelps estimated the “terminal value” using a perpetuity formula. Duff & Phelps discounted the resulting free cash flows and terminal value using a weighted average cost of capital range of 15.0% to 19.0%, derived from the Capital Asset Pricing Model. The following is a summary of the Management Projections utilized in the discounted cash flow analysis: The Company’s net revenue is projected to increase at a compound annual growth rate (“CAGR”) of 3.8% over the three-year period ending 2017 and 11.0% over the five-year period ending 2019. EBITDA is projected to increase at a CAGR of 74.3% over the three-year period ending 2017 and 55.3% over the five-year period ending 2019. The Company’s EBITDA margin is projected to average -4.0% over the three-year period ending 2017 and 3.4% over the five-year period ending 2019. Total capital expenditures are projected to average 3.2% of revenue over the three-year period ending 2017 and 2.9% of revenue over the five-year period ending 2019. Total purchase of intangibles and capitalized R&D expenses are projected to average 2.6% of revenue over the three-year period ending 2017 and 2.4% of revenue over the five-year period ending 2019.

Valuation Analysis

DCF Valuation Summary

Discounted Cash Flow Analysis Summary

(USD in thousands, except per ADS values or otherwise noted)

		Management Projections					
	LTM	2015P	2016P	2017P	2018P	2019P	5-Yr CAGR
Net Revenue	$37,650	$34,455	$35,177	$47,152	$59,294	$71,153	**11.0%**
Growth	*(23.1%)*	*(18.3%)*	*2.1%*	*34.0%*	*25.8%*	*20.0%*	
EBITDA	(1,255)	(6,261)	(2,504)	6,245	8,338	10,653	**55.3%**
Margin	*(3.3%)*	*(18.2%)*	*(7.1%)*	*13.2%*	*14.1%*	*15.0%*	
Growth	*NM*	*NM*	*NM*	*NM*	*33.5%*	*27.8%*	

	Q4 2015	2016P	2017P	2018P	2019P
Earnings Before Interest and Taxes	($4,626)	($4,118)	$4,785	$6,715	$8,782
Pro Forma Taxes	0	0	0	0	(1,317)
Net Operating Profit After Tax	(4,626)	(4,118)	4,785	6,715	7,465
Depreciation	341	694	723	839	1,002
Amortization	121	919	737	784	869
Capital Expenditures	(119)	(1,216)	(1,186)	(1,491)	(1,789)
Purchase of Int. Assets / Cap. R&D Exp.	1,560	(1,000)	(1,000)	(1,258)	(1,509)
(Increase) / Decrease in Working Capital	518	270	3,886	3,918	3,826
Free Cash Flow (1)	($2,203)	($4,449)	$7,945	$9,507	$9,864

Enterprise Value Range		**Low**	**High**
Terminal Growth Rate		4.00%	5.00%
Weighted Average Cost of Capital		19.00%	15.00%
Concluded Enterprise Value Range		**$33,500**	**$52,000**
Implied Equity Value Range		$109,928	$128,428
Fully Diluted ADSs Issued and Outstanding		36,399,562	36,399,562
Implied Per ADS Value Range		$3.02	$3.53
Implied Valuation Multiples			
EV / 2017 EBITDA	$6,245	5.4x	8.3x
EV / LTM Revenue	$37,650	0.89x	1.38x
EV / 2015 Revenue	$34,455	0.97x	1.51x
EV / 2016 Revenue	$35,177	0.95x	1.48x
EV / 2017 Revenue	$47,152	0.71x	1.10x
P / Book Value	$86,487	1.27x	1.48x
P / Tangible Book Value	$80,821	1.36x	1.59x

(1) Prior to application of 10% dividend withholding tax, which is calculated based on levered cash flows and discounted separately at the cost of equity derived in the WACC calculation and included in the concluded enterprise value range.

Note: Balance sheet data and LTM as of September 30, 2015. Financial performance metrics are adjusted to exclude public company costs and non-recurring income (expenses).

CONFIDENTIAL 15 DUFF & PHELPS

Valuation Analysis Selected Public Companies / M&A Transactions Analysis Methodology Selected Public Companies Analysis Duff & Phelps selected nineteen publicly traded companies in the gaming and film and entertainment industries that were deemed relevant to its analysis. Duff & Phelps analyzed the financial performance of each of the publicly traded companies. Duff & Phelps then analyzed the selected public companies’ trading multiples of enterprise value to LTM and projected revenue and EBITDA and price to LTM and projected earnings per share and book value per share and tangible book value per share. Selected M&A Transactions Analysis Duff & Phelps selected thirteen precedent transactions within China’s gaming industry, fourteen precedent transactions within the international gaming industry and fifteen precedent transactions within the China and international film and entertainment industry that it determined to be relevant to its analysis. Duff & Phelps computed the LTM revenue and EBITDA for each of the target companies (where publicly disclosed). Duff & Phelps then calculated the implied enterprise value to revenue and enterprise value to EBITDA multiples for each transaction. Duff & Phelps analyzed a number of factors in comparing the Company to the selected public companies and the targets in the selected M&A transactions, including historical and forecasted growth in revenue and EBITDA, EBITDA margins, capital spending levels and other characteristics that we deemed relevant. Rather than applying the average or median multiple from the public company set, Duff & Phelps selected multiples that reflect the Company’s size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics relative to the group. None of the companies utilized for comparative purposes in the following analysis are directly comparable to the Company, and none of the transactions utilized for comparative purposes in the following analysis are directly comparable to the Proposed Transaction. Duff & Phelps does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Proposed Transaction cannot rely solely upon a quantitative review of the selected companies and selected transactions, and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the Selected Public Companies / Selected M&A Transactions Analysis is subject to certain limitations.

Valuation Analysis Selected Public Companies Analysis – Financial Metrics (1) The Company's financial performance metrics are adjusted to exclude public company costs and non-recurring income (expenses). LTM = Latest Twelve Months CAGR = Compounded Annual Growth Rate EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization EBIT = Earnings Before Interest and Taxes Source: Bloomberg, Capital IQ, SEC filings Selected Public Companies Analysis ($ in millions, except per share data) COMPANY INFORMATION REVENUE GROWTH EBITDA GROWTH EBITDA MARGIN Company Name 3-YR CAGR LTM 2015 2016 2017 3-YR CAGR LTM 2015 2016 2017 3-YR AVG LTM 2015 2016 2017 China Gaming Companies NetDragon Websoft Inc. 8.2% 14.8% 20.1% 37.0% 25.1% 17.0% NM NA NA 102.7% 34.8% 20.3% -2.2% 4.7% 7.6% Changyou.com Limited 15.9 11.1 0.0 -7.8 6.2 NM NM NM 90.3% 0.8 40.3 35.3 30.8 26.7 25.3 Forgame Holdings Limited 18.8 -35.0 22.1 38.2 27.0 -61.9 NM NA 90.3 127.4 23.0 -0.2 6.2 8.6 23.2 Ourgame International Holdings Limited 45.7 57.4 57.7 42.3 28.0 52.0 29.7% 42.7% 50.6 24.5 23.4 21.4 23.5 24.8 24.1 Feiyu Technology International Company Ltd. NM NM 0.5 38.5 NA NM NM -8.9 72.5 NA 56.3 49.0 44.9 56.0 NA Linekong Interactive Group Co., Ltd. NA -17.9 -16.7 58.1 10.7 NA NM NA NA 14.8 6.8 -23.7 -2.8 19.5 23.2 Boyaa Interactive International Limited 43.8 -3.3 4.4 23.7 NA 33.7 -31.8 60.7 20.0 NA 30.7 19.9 46.6 45.2 NA Group Median 18.8% 3.9% 4.4% 38.2% 25.1% 25.3% -1.1% 42.7% 72.5% 24.5% 30.7% 20.3% 23.5% 24.8% 23.2% Global Gaming Companies NEXON Co., Ltd. 25.4% 13.9% 8.7% 5.3% 3.7% 7.5% 7.2% 25.7% 3.2% 7.2% 44.1% 35.5% 40.9% 40.1% 41.4% King Digital Entertainment plc NM -9.2 -11.4 -5.2 NA NM -2.4 5.8 -9.7 50.9 26.8 38.4 40.0 38.1 NA Square Enix Holdings Co., Ltd. 9.5 8.8 31.7 6.3 -0.4 14.0 33.7 54.1 16.4 5.5 8.6 15.2 16.3 17.8 18.9 GungHo Online Entertainment, Inc. NM -11.2 -8.0 -8.9 -3.3 NM -17.6 -17.2 -1.8 -3.1 52.0 50.9 49.8 53.7 53.8 DeNA Co., Ltd. -0.8 -5.1 0.0 0.5 29.3 -18.2 -24.3 -22.0 23.9 18.4 34.0 24.1 21.9 27.0 24.7 Take-Two Interactive Software Inc. 9.5 -37.1 61.6 4.2 10.7 NM NM NA NA NA -0.5 -10.0 12.3 NA 15.5 Zynga, Inc. -15.4 14.4 0.9 11.9 10.9 NM NM NM NM 70.2 -0.8 -2.1 2.9 10.0 15.4 Glu Mobile, Inc. 44.5 -21.8 5.5 15.7 17.9 NM 159.8 -26.1 -134.2 NA -4.0 5.6 4.9 -1.5 5.4 GameLoft S.E. 11.4 3.5 15.1 8.6 7.7 NM NM 51.9 128.6 12.5 11.7 2.9 6.7 14.1 14.7 Group Median 9.5% -5.1% 5.5% 5.3% 9.2% 7.5% 2.4% 5.8% 3.2% 12.5% 11.7% 15.2% 16.3% 22.4% 17.2% Gaming Companies Mean 18.0% -1.1% 12.0% 16.8% 13.4% 6.3% 19.3% 16.7% 29.2% 36.0% 24.2% 17.7% 21.4% 25.7% 22.6% Gaming Companies Median 13.7% -3.3% 5.0% 10.3% 10.7% 14.0% 2.4% 15.7% 22.0% 16.6% 25.1% 20.1% 19.1% 24.8% 23.2% Film and Entertainment Companies Poly Culture Group Corporation Limited 8.5% 5.4% 2.7% 28.8% 19.4% -12.3% -38.4% -36.5% 105.1% 17.1% 28.6% 17.1% 14.8% 23.6% 23.2% Toei Animation Co. Ltd. -2.8 16.9 10.5 3.0 10.1 -3.5 95.3 NA NA NA 14.5 23.4 NA NA NA Orange Sky Golden Harvest Entertainment Holdings Limited -7.5 25.8 38.8 28.7 24.9 -20.0 -3.7 32.9 69.6 38.9 9.0 7.1 9.3 12.3 13.7 Group Median -2.8% 16.9% 10.5% 28.7% 19.4% -12.3% -3.7% -1.8% 87.4% 28.0% 14.5% 17.1% 12.1% 18.0% 18.4% Aggregate Mean 14.3% 1.7% 12.8% 17.3% 14.3% 0.8% 18.9% 13.6% 37.5% 34.8% 23.1% 17.4% 20.4% 24.7% 22.0% Aggregate Median 9.5% 4.5% 5.5% 11.9% 10.8% 2.0% -2.4% 15.7% 37.3% 17.8% 23.4% 19.9% 15.6% 23.6% 23.2% Taomee (Management Projections) (1) -2.4% -23.1% -18.3% 2.1% 34.0% -60.6% NM NM NM NM 12.1% -3.3% -18.2% -7.1% 13.2%

Valuation Analysis

Selected Public Companies Analysis – Market Multiples

Selected Public Companies Analysis

($ in millions, except per share data)

COMPANY INFORMATION			MARKET DATA			STOCK PRICE AS A MULTIPLE OF						ENTERPRISE VALUE AS A MULTIPLE OF							
Company Name	HQ	Exchange	Stock Price on 12/09/15	% of 52-Wk High	Enterprise Value	LTM EPS	2015 EPS	2016 EPS	2017 EPS	Book Value	Tangible Book Value	LTM EBITDA	2015 EBITDA	2016 EBITDA	2017 EBITDA	LTM Revenue	2015 Revenue	2016 Revenue	2017 Revenue
China Gaming Companies																			
NetDragon Websoft Inc.	China	NasdaqGS	$3.21	62.3%	$1,208	NM	NM	62.3x	42.2x	2.3x	2.4x	37.1x	NM	NM	NM	7.54x	6.70x	4.89x	3.91x
Changyou.com Limited	China	SEHK	20.12	58.3	729	4.2x	5.1x	7.3	7.1	1.0	1.2	2.5	3.1x	3.9x	3.9x	0.89	0.97	1.05	0.99
Forgame Holdings Limited	China	SEHK	1.69	48.9	471	NM	10.7	24.0	11.6	0.9	1.0	NM	62.0	32.6	14.3	4.91	3.85	2.78	2.15
Ourgame International Holdings Limited	China	SEHK	0.66	56.9	495	26.4	20.2	13.8	10.4	3.6	5.3	22.2	18.0	12.0	9.6	4.73	4.23	2.97	2.32
Feiyu Technology International Company Ltd.	China	SEHK	0.24	43.4	274	15.6	8.3	5.2	2.8	1.9	3.0	8.7	11.5	6.7	NA	4.27	5.16	3.72	NA
Linekong Interactive Group Co., Ltd.	China	SEHK	0.62	29.4	49	NM	24.3	8.9	7.6	1.3	1.3	NM	NM	1.8	1.2	0.56	0.55	0.35	0.27
Boyaa Interactive International Limited	China	SEHK	0.41	35.0	46	10.4	9.5	8.3	7.2	1.1	1.1	1.7	0.6	0.5	NA	0.34	0.35	0.30	0.24
Group Median						13.0x	10.1x	8.9x	7.6x	1.3x	1.3x	8.7x	11.5x	5.3x	6.8x	4.27x	3.85x	2.78x	1.57x
Global Gaming Companies																			
NEXON Co., Ltd.	Japan	TSE	$16.31	100.0%	$5,527	15.7x	15.4x	15.3x	14.5x	2.4x	2.7x	10.1x	8.8x	8.5x	7.9x	3.60x	3.59x	3.41x	3.28x
King Digital Entertainment plc	Ireland	NYSE	17.81	99.7	4,783	10.3	9.1	10.5	10.4	5.4	6.0	5.9	6.0	6.6	6.2	2.27	2.38	2.51	2.33
Square Enix Holdings Co., Ltd.	Japan	TSE	24.16	87.4	2,076	27.9	18.0	15.4	14.1	2.3	2.4	9.2	7.0	6.0	5.7	1.40	1.14	1.08	1.08
GungHo Online Entertainment, Inc.	Japan	TSE	3.10	71.3	2,382	8.3	8.7	9.8	10.4	4.4	4.7	3.6	3.7	3.7	3.8	1.82	1.82	2.00	2.07
DeNA Co., Ltd.	United States	NasdaqGS	16.55	75.7	1,316	8.0	22.2	16.1	11.6	1.5	2.4	4.6	5.0	4.1	3.4	1.10	1.10	1.09	0.85
Take-Two Interactive Software Inc.	United States	NasdaqGS	35.59	97.5	2,219	NM	28.0	24.4	20.7	5.3	14.2	NM	11.4	NA	7.8	1.53	1.40	1.35	1.22
Zynga, Inc.	Japan	TSE	2.55	83.3	1,320	NM	NM	85.0	36.4	1.2	2.0	NM	NM	16.9	9.9	1.71	1.90	1.69	1.53
Glu Mobile, Inc.	United States	NasdaqGS	2.92	41.8	213	NM	41.7	NM	29.2	1.3	1.9	NM	18.3	NM	12.2	0.81	0.90	0.78	0.66
GameLoft S.E.	France	ENXTPA	6.83	96.6	549	NM	NM	32.7	32.7	4.3	4.3	NM	28.5	12.5	11.1	2.05	1.91	1.76	1.63
Group Median						10.3x	18.0x	15.8x	14.5x	2.4x	2.7x	5.9x	7.9x	6.6x	7.8x	1.71x	1.82x	1.69x	1.53x
Gaming Companies Mean						14.1x	17.0x	22.6x	16.8x	2.5x	3.5x	10.6x	14.2x	8.9x	7.5x	2.47x	2.37x	1.98x	1.64x
Gaming Companies Median						10.4x	15.4x	15.3x	11.6x	2.1x	2.4x	7.3x	8.8x	6.6x	7.8x	1.77x	1.86x	1.73x	1.53x
Film and Entertainment Companies																			
Poly Culture Group Corporation Limited	United States	NYSE	$2.29	50.3%	$382	18.3x	20.6x	10.4x	9.2x	1.0x	1.0x	6.3x	7.2x	3.5x	3.0x	1.09x	1.06x	0.83x	0.69x
Toei Animation Co. Ltd.	Japan	TSE	48.39	95.2	367	16.8	16.3	16.1	13.4	1.8	1.8	5.5	NA	NA	NA	1.30	1.34	1.30	1.18
Orange Sky Golden Harvest Entertainment	Canada	LSE	0.08	60.0	223	NM	NM	18.8	10.7	0.9	1.0	19.5	12.3	7.3	5.2	1.39	1.15	0.89	0.72
Group Median						17.6x	18.4x	16.1x	10.7x	1.0x	1.0x	6.3x	9.8x	5.4x	4.1x	1.30x	1.15x	0.89x	0.72x
Aggregate Mean						14.7x	17.2x	21.4x	15.9x	2.3x	3.2x	10.5x	13.6x	8.4x	7.0x	2.28x	2.18x	1.83x	1.51x
Aggregate Median						15.6x	16.3x	15.4x	11.6x	1.8x	2.4x	6.3x	8.8x	6.6x	6.2x	1.53x	1.40x	1.35x	1.20x

LTM = Latest Twelve Months
Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Non-Controlling Interest) – (Cash & Equivalents) – (Net Non-Operating Assets)
EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization
EBIT = Earnings Before Interest and Taxes
EPS = Earnings per share (or ADS)
Source: Bloomberg, Capital IQ, SEC filings

CONFIDENTIAL
18
DUFF & PHELPS

Valuation Analysis

Selected M&A Transactions Analysis – China Gaming Transactions

Selected M&A Transactions Analysis - China Gaming Transactions

($ in millions)

Announced	Target Name	Target Business Description	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	LTM EBIT	EBITDA Margin	EV / EBITDA	EV / EBIT	EV / Revenue
11/17/2015	Wuxi Xinyou Network Technology Co., Ltd.	Develops online games.	New Sports Group Limited (SEHK:299)	$142.8	N/A	N/A	N/A	N/A	N/A	N/A	N/A
11/4/2015	Hangzhou Joyreach Network Technology Co., Ltd.	Owns and develops mobile games.	Meisheng Cultural & Creative Corp., Ltd. (SZSE:002699)	$146.8	$146.8	N/A	N/A	N/A	N/A	N/A	1.00x
9/24/2015	Guangzhou Chuangsi Information Technology Limited	Develops Web games, including Lie Yan.	Anhui Deli Household Glass Co., Ltd. (SZSE:002571)	$393.5	$131.6	N/A	$27.5	N/A	N/A	14.3x	2.99x
12/31/2014	Perfect World Co., Ltd.	Engages in the research, development, operation, and licensing of online games primarily in the People's Republic of China.	Perfect Peony Holding Company Limited	$662.3	$619.2	$112.5	$76.7	18.2%	5.9x	8.6x	1.07x
12/1/2014	Shanghai The Dream Network Technology Co. Ltd.	Provides Web games, social games, mobile Internet games, and various cross platform gaming services.	Fuchun Communications Co., Ltd. (SZSE:300299)	$493.5	$19.4	N/A	N/A	N/A	N/A	N/A	25.45x
12/18/2014	Kingworld (Beijing) Technology Co., Ltd.	Develops online games.	New Sports Group Limited (SEHK:299)	$58.0	$5.6	N/A	N/A	N/A	N/A	N/A	10.42x
8/13/2014	Shanghai Douwan Network Technology Co., Ltd.	Develops and operates web games and mobile games.	Song Liao Automotive Co., Ltd. (SHSE:600715)	$232.0	$13.4	N/A	$10.0	N/A	N/A	23.3x	17.27x
5/22/2014	Beijing Elex Technology Co., Ltd.	Provides interactive entertainment and Internet Services.	Chinese Universe Publishing and Media Co.,Ltd. (SHSE:600373)	$426.6	$991.7	N/A	$13.0	N/A	N/A	32.7x	0.43x
1/17/2014	Shanghai T2 Entertainment Co., Ltd.	Offers online gaming activities and also develops computer gaming software.	Zhejiang Century Huatong Group Co., Ltd. (SZSE:002602)	$159.2	$32.8	N/A	$11.6	N/A	N/A	13.7x	4.86x
11/25/2013	Giant Interactive Group, Inc.	Engaged in the research and development, and maintenance of online games in the People's Republic of China.	Baring Private Equity Asia; Hony Capital (Beijing) Co., Ltd. Buyer Funds: Baring Asia Private Equity Fund V, L.P.	$2,368.3	$380.4	$248.8	$239.5	65.4%	9.5x	9.9x	6.23x
8/31/2013	Shanghai 37wan Network and Technology Co., Ltd.	Offers Web game development operations.	Wuhu Shunrong Sanqi Interactive Entertainment Network Technology Co., Ltd. (SZSE:002555)	$1,435.0	N/A	N/A	N/A	N/A	N/A	N/A	N/A
7/22/2013	Guangzhou Yin Han Technology Company Limited	Develops and distributes mobile games.	Huayi Brothers Media Corporation (SZSE:300027)	$212.7	N/A	N/A	N/A	N/A	N/A	N/A	N/A
10/25/2012	Beijing Manyougu Information Technology Co., Ltd	Develops and operates web games in China.	Chengdu B-ray Media Co.,Ltd. (SHSE:600880)	$237.0	$33.9	N/A	N/A	N/A	N/A	N/A	6.99x

	EV / EBITDA	EV / EBIT	EV / Revenue
China Mean	7.7x	17.1x	7.67x
China Median	7.7x	14.0x	5.54x
Aggregate Mean	12.3x	15.6x	5.59x
Aggregate Median	11.4x	14.0x	4.17x

Source: Capital IQ, SEC filings

CONFIDENTIAL

19

DUFF & PHELPS

Valuation Analysis

Selected M&A Transactions Analysis – International Gaming Transactions

Selected M&A Transactions Analysis - International Gaming Transactions

($ in millions)

Announced	Target Name	Target Business Description	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	LTM EBIT	EBITDA Margin	EV / EBITDA	EV / EBIT	EV / Revenue
7/31/2015	InfiApps Limited	Develops mobile games.	Stride Gaming plc (AIM:STR)	$39.2	$13.7	N/A	$3.6	N/A	N/A	10.9x	2.86x
3/13/2015	G-MODE Corporation	Plans, develops, and licenses casual games for mobile phones.	Marvelous Inc. (TSE:7844)	$20.6	$8.9	N/A	$2.5	N/A	N/A	8.2x	2.33x
12/4/2014	Sky Betting and Gaming	Provides online betting services.	CVC Capital Partners Limited	$1,367.8	$286.1	$81.8	$89.6	28.6%	16.7x	15.3x	4.78x
11/12/2014	Big Fish Games, Inc.	Produces and distributes paid, casual free-to-play, and casino-style games for PCs and mobile devices worldwide.	Churchill Downs Inc. (NasdaqGS:CHDN)	$835.0	$308.4	$44.8	$36.8	14.5%	18.6x	22.7x	2.71x
10/14/2014	Diwip Ltd.	Develops social online games for customers worldwide.	Imperus Technologies Corp. (TSXV:LAB)	$105.2	$28.4	$14.7	N/A	51.9%	7.2x	N/A	3.71x
9/15/2014	Mojang AB	Develops games.	Microsoft Corporation (NasdaqGS:MSFT)	$2,500.0	$326.0	N/A	N/A	N/A	N/A	N/A	7.67x
8/21/2014	Supercell Oy	Develops mobile games for tablets and smartphones.	SoftBank Group Corp. (TSE:9984)	$3,373.9	$901.1	$326.4	N/A	36.2%	10.3x	N/A	3.74x
6/30/2014	Digital Extremes Ltd.	Develops video games.	Perfect Online Holding Limited; Sumpo Food Holdings Limited (nka:Leyou Technologies Holdings Limited (SEHK:1089))	$120.0	$25.6	N/A	$5.8	N/A	N/A	20.8x	4.68x
1/13/2014	Rational Group Limited	Operates gaming, and related businesses and brands.	Amaya, Inc. (TSX:AYA)	$5,211.6	$1,133.4	$420.0	$430.0	37.1%	12.4x	12.1x	4.60x
10/1/2012	gloops, Inc.	Develops and operates social games.	NEXON Co., Ltd. (TSE:3659)	$467.6	$304.3	N/A	$75.0	N/A	N/A	6.2x	1.54x
3/15/2012	NDS Group Holdings Limited	Develops and provides solutions for the pay television industry in the United Kingdom.	Scientific-Atlanta, LLC	$5,005.0	$989.4	$283.1	$258.7	28.6%	17.7x	19.3x	5.06x
2/15/2012	Ntreev Soft Co., Ltd.	Develops and publishes games.	NCsoft Corporation (KOSE:A036570)	$126.5	$48.7	N/A	N/A	N/A	N/A	N/A	2.60x

	EV / EBITDA	EV / EBIT	EV / Revenue
Intl. Mean	13.8x	14.4x	3.86x
Intl. Median	12.4x	19.3x	3.74x
Aggregate Gaming Mean	12.3x	15.6x	5.59x
Aggregate Gaming Median	11.4x	14.0x	4.17x

Source: Capital IQ, SEC filings

CONFIDENTIAL

20

DUFF & PHELPS

Valuation Analysis

Selected Public Companies / M&A Transactions Conclusions

Selected Public Companies / M&A Transactions Analysis Summary

(USD in thousands, except per ADS values or otherwise noted)

	Enterprise Valuation Multiples							Valuation Summary						
Metric	Public Company Range			Public Company Median	Gaming Transactions Median	Film & Entertainment Transactions Median	Selected Multiple Range			Company Performance	Enterprise Value Range			
EV / 2017 EBITDA	1.2x	-	14.3x	6.2x	NA	NA	**6.50x**	**-**	**8.00x**	$6,245	$40,593	-	$49,960	
EV / LTM Revenue	0.34x	-	7.54x	1.53x	4.17x	1.65x	**1.10x**	**-**	**1.40x**	$37,650	$41,415	-	$52,711	
							Concluded Enterprise Value Range				$41,000	-	$51,500	
							Implied Equity Value Range				$117,428	-	$127,928	
							Fully Diluted ADSs Issued and Outstanding				36,399,562		36,399,562	
							Implied Per ADS Value Range				$3.23		$3.51	
Implied Valuation Multiples														
EV / 2015 Revenue	0.35x	-	6.70x	1.40x	NA	NA					$34,455	1.19x	-	1.49x
EV / 2016 Revenue	0.30x	-	4.89x	1.35x	NA	NA					$35,177	1.17x	-	1.46x
EV / 2017 Revenue	0.24x	-	3.91x	1.20x	NA	NA					$47,152	0.87x	-	1.09x
P / Book Value	0.9x	-	5.4x	1.8x	NA	NA					$86,487	1.4x	-	1.5x
P / Tangible Book Value	1.0x	-	14.2x	2.4x	NA	NA					$80,821	1.5x	-	1.6x

Note: LTM as of September 30, 2015. Financial performance metrics are adjusted to exclude public company costs and non-recurring income (expenses). 2015, 2016 and 2017 financial metrics based on Management Projections.

CONFIDENTIAL

21

DUFF & PHELPS

Assumptions, Qualifications, and Limiting Conditions Appendix 01

Assumptions, Qualifications, and Limiting Conditions If issued, our Opinion letter will include assumptions, qualifications and limiting conditions similar to the following. This is not meant to be a complete list of the assumptions, qualifications and limiting conditions which will be included in our Opinion letter, if rendered. Assumptions and Reliance – In compiling financial projections and performing its analyses with respect to the Proposed Transaction, Duff & Phelps with the Company’s consent and without independent verification: Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the Company management; Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by their respective counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken; Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available estimates and good faith judgment of the person furnishing the same, and Duff & Phelps has relied upon such matters in performing its analysis and expresses no opinion to such estimates, evaluations, forecasts and projections or the assumptions on which they are based; Assumed that (i) the Management Projections are the Company’s most current financial projections available and are considered by management of the Company to be its best estimates of the Company’s future financial performance and financial results, subject to the uncertainty, assumptions and approximation inherent in any projections, (ii) the assumptions supporting the Management Projections are both reasonable and achievable as of the date hereof and have been reviewed and approved by management of the Company, and (iii) Company management does not know of any facts that have occurred since the date the Management Projections were prepared that would lead them to believe that the Management Projections, taken as a whole, are misleading or inaccurate in any material respect; Assumed that information, data, opinions and other materials relating to the Company and the Proposed Transaction (“Information”) provided to Duff & Phelps and representations made by Company management, either orally or in writing, are substantially accurate, did not and does not contain any untrue statement of material fact in respect of the Company and the Proposed Transaction, and did not and does not omit to state a material fact in respect of the Company and the Proposed Transaction necessary to make the Information not misleading in light of the circumstances under which the Information was provided. Items are considered material, regardless of size, if they involve an omission or misstatement of financial, accounting or other information that would reasonably be expected to change or influence the conclusions of a reasonable person relying thereon; Assumed that the representations and warranties made by all parties in the Merger Agreement and the Management Representation Letter are true and correct in all material respects and each party to the Merger Agreement will fully and timely perform all of the covenants and agreements required to be performed by such party; Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the Merger Agreement, conform in all material respects to the drafts reviewed; Assumed that there has been no material change in the assets, liabilities, financial condition, businesses, results of operations, cash flows or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps; Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in a timely manner in accordance with the Merger Agreement, without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all respects with all applicable laws; Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any undue delay, limitation, restriction or condition that would have a material effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction; and Assumed any adjustments to the Merger Consideration pursuant to the Merger Agreement will not be material to our analyses or this Opinion. To the extent that any of the foregoing assumptions or any of the facts on which the Opinion is based prove to be untrue in any material respect, the Opinion cannot and should not be relied upon for any purpose. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of the Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction and as to which Duff & Phelps does not express any view or opinion in the Opinion.

Assumptions, Qualifications, and Limiting Conditions Qualifications – If issued, our Opinion will be qualified by the following: Duff & Phelps has prepared the Opinion effective as of the date thereof. The Opinion is necessarily based upon the information made available to Duff & Phelps as of the date thereof and market, economic, financial and other conditions as they exist and can be evaluated as of the date thereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after the date thereof. Duff & Phelps has not undertaken to reaffirm or revise the Opinion or otherwise comment upon any event occurring after the date hereof and does not have any obligation to update, revise or reaffirm the Opinion. Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets, properties or liabilities (contingent or otherwise) of the Company, nor was Duff & Phelps provided with any such appraisal or evaluation other than the contents of the Management Representation Letter. Duff & Phelps did not estimate, and expresses no opinion regarding, the liquidation value of any entity or business. Duff & Phelps did not negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Proposed Transaction. Duff & Phelps did not advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject. Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s Shares or ADSs (or anything else) after the announcement or the consummation of the Proposed Transaction (or any other time). The Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, tax advice, or accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter. In rendering the Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation. In addition, The Opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Shares and ADSs (excluding the Excluded Shares and the Dissenting Shares).

Assumptions, Qualifications, and Limiting Conditions Limiting Conditions – If issued, the use of our Opinion will be strictly limited and will state: The Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. The Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee, the Board of Directors, the Company, any other person including security holders of the Company should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. The Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party. The Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with the Opinion shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated June 17, 2015 (the “Engagement Letter”). The Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Premiums Paid Analysis Appendix 02

Premiums Paid Analysis

Going Private and Gaming and Entertainment Software Transactions

Premiums Paid - Going Private Transactions

Transactions announced, closed, or effective from January 2012 - December 2015

	Number of Deals	Premium as a % of: One-Day Prior to Announcement Date	One-Week Prior to Announcement Date	One-Month Prior to Announcement Date	One-Day Prior as a % of 52-Week High
Overall Mean	**400**	**36.3**	**37.2**	**41.4**	**71.4**
Overall Median		**23.5**	**26.2**	**28.1**	**78.6**
Chinese Companies Mean	**84**	**36.9**	**37.2**	**43.7**	**65.7**
Chinese Companies Median		**23.4**	**27.4**	**29.3**	**68.2**
US-Listed Chinese Companies Mean	**74**	**37.1**	**37.1**	**43.7**	**65.4**
US-Listed Chinese Companies Median		**23.4**	**27.4**	**29.7**	**66.1**
Taomee Holdings Limited		**26.0**	**19.6**	**17.2**	**54.1**

Premiums Paid - Gaming and Entertainment Software Change of Control Transactions

Transactions announced, closed, or effective from January 2012 - December 2015

	Number of Deals	Premium as a % of: One-Day Prior to Announcement Date	One-Week Prior to Announcement Date	One-Month Prior to Announcement Date	One-Day Prior as a % of 52-Week High
Overall Industry Mean	**21**	**39.6**	**42.1**	**51.9**	**50.2**
Overall Industry Median		**26.3**	**27.6**	**38.5**	**54.1**
Chinese Companies Mean	**5**	**18.5**	**27.8**	**29.9**	**67.4**
Chinese Companies Median		**18.5**	**27.8**	**29.9**	**67.4**
Taomee Holdings Limited		**26.0**	**19.6**	**17.2**	**54.1**

Note: Excludes negative premiums.
Source: Capital IQ

CONFIDENTIAL 27 DUFF & PHELPS